As of April 18, 2019

BRT Apartments Corp.
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
Attention: Mr. David Kalish, SVP-Finance

Re: BRT Apartments Corp. with VNB New York, LLC.
Dear Mr. Kalish:
Reference is hereby made to that certain $10,000,000 credit facility (the “Loan”) made available by VNB New York, LLC (the “Lender”) to BRT Apartments Corp., a Maryland corporation (the “Borrower”), evidenced by a Revolving Credit Note made by Borrower in favor of the Lender, in the original principal amount of $10,000,000 dated April 18, 2019 (the “Note”) and subject to the terms of a certain Loan Agreement executed by Borrower and the Lender dated April 18, 2019 (the “Loan Agreement”) together with all other instruments and documents executed in connection therewith, collectively, the “Loan Documents”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Documents.
Specific reference is made to Section 5.03 of the Loan Agreement which provides, inter alia, that the Borrower shall remain in compliance with the covenants contained therein so long as any amount shall remain outstanding under the Note. Borrower has agreed to modify Section 5.03, subject to the terms of this letter agreement (this “Amendment”), by requiring compliance with the covenants contained therein so long as any amount shall remain outstanding under the Note and so long as the Commitment shall remain in effect.
A.Amendment to Sections 5.03. The Borrower and the Lender agree that Section 5.03 of the Loan Agreement is deleted in its entirety and replaced with the following:
Section 5.03 Financial Requirements: So long as any amount shall remain outstanding under the Revolving Credit Note, or so long as the Commitment shall remain in effect, without the written consent of Lender:
(a) Debt Service Coverage Ratio. Borrower will not permit the ratio of the sum of (i) the Net Operating Income for the most recent four fiscal quarters for each Four Quarter Property which is a Positive 100% Property and (ii) the Annualized Net Operating Income for each One To Three Quarter Property which is a Positive 100% Property, calculated on a combined aggregated basis, to Debt Service, to become less than 1.25 to 1.00, such ratio to be tested for each Fiscal Quarter based on financial reports provided by Borrower under Section 5.01(b).
(b) Number of 100% Properties. Borrower shall own, directly or indirectly, not less than three (3) 100% Properties, of which a minimum of two (2) must be Positive 100% Properties, of which a minimum of one (1) must be a Four Quarter Property.

B.Amendment to Section 6.01(e). The Borrower and the Lender agree that Section 6.01(e) is hereby deleted in its entirety and replaced with the following:
(e) Borrower shall fail to perform any term, covenant or agreement contained in Section 5.03 hereof, except that
(1) with respect to Section 5.03(a) Borrower shall have thirty (30) days to cure such failure from the earlier to occur of the date Borrower delivers any required compliance report to Lender or the Compliance Certificate Delivery Date (the “Cure Period”), provided, (i) that there be zero dollars outstanding under the Revolving Credit Note, no later than by 3PM U.S. Eastern Time, on the commencement date of the Cure Period; (ii) that there shall be no advances under the Revolving Credit Note unless and until such failure(s) are cured on or before the expiration of the Cure Period; and (iii) the Borrower meets all of the requirements of this Agreement including those contained in Section 3.02 hereof;
(2) with respect to Section 5.03(b) Borrower shall have thirty (30) days to cure such failure from the occurrence date of the event causing such failure (the “5.03(b) Cure Period”), provided, (i) that there be zero dollars outstanding under the Revolving Credit Note, no later than by 3PM U.S. Eastern Time, on the commencement date of the 5.03(b) Cure Period; (ii) that there shall be no advances under the Revolving Credit Note unless and until such failure(s) are cured on or before the expiration of the 5.03(b) Cure Period; and (iii) the Borrower meets all of the requirements of this Agreement including those contained in Section 3.02 hereof.
The determination as to whether a cure has been effected hereunder shall be made by Lender in its sole and commercially reasonable discretion based on new compliance certificate(s) together with such supporting information and documentation reasonably requested by Lender to be delivered to Lender on or before each of the above respective Cure Period expiration dates in Sections 6.01(e)(1) and 6.01(e)(2) above.
E. Conditions. The effectiveness of this Amendment shall be expressly subject to receipt by the Lender of a fully executed copy of this Amendment.
F. Miscellaneous. All terms and conditions of the Loan Documents, except as modified by this Amendment are hereby affirmed and ratified.
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Very truly yours, VNB NEW YORK, LLC By: /s/ Andrew Baron Name: Andrew Baron Title: First Vice President
Acknowledged and agreed: BORROWER: BRT Apartments Corp. By: /s/ David W. Kalish Name: David Kalish Title: Senior Vice President-Finance